EXHIBIT 99.1


FOR IMMEDIATE RELEASE - ARPIL 16, 2002




CONTACT:   LOUIS J. BEIERLE, VICE PRESIDENT, INVESTOR RELATIONS

           HUDSON CITY BANCORP, INC.

           WEST 80 CENTURY ROAD, PARAMUS, NEW JERSEY 07652

TELEPHONE: (201) 967-8290

E-MAIL:  LJBEIERLE@HCSBNJ.COM




                        HUDSON CITY BANCORP, INC. REPORTS

                           2002 FIRST QUARTER EARNINGS



           QUARTERLY CASH DIVIDEND INCREASED TO $0.16 PER COMMON SHARE




         100% STOCK DIVIDEND DECLARED RESULTING IN A 2-FOR-1 STOCK SPLIT




         Paramus, New Jersey, April 16, 2002 - Hudson City Bancorp, Inc. (NASDAQ: HCBK), the holding company for Hudson City Savings Bank, reported today the results of its operations for the three month period ended March 31, 2002. Net income was $43.6 million for the first quarter of 2002, an increase of $12.9 million, or 42.0%, compared with net income of $30.7 million for the first quarter of 2001. Basic and diluted earnings per common share were $0.47 and $0.45, respectively, for the first quarter of 2002 compared with basic and diluted earnings per common share of $0.30 and $0.29, respectively, for the first quarter of 2001. Hudson City Bancorp's annualized return on average stockholders' equity and annualized return on average assets for the first quarter of 2002 were 13.48% and 1.47%, respectively, compared with 8.60% and 1.29%, respectively, for the corresponding quarter of 2001.



         Hudson City Bancorp also reported that the Board of Directors declared a quarterly cash dividend of $0.16 per common share representing an increase from the $0.15 per common share declared during the previous quarter. The cash dividend is payable on June 3, 2002 to stockholders of record at the close of business on May 10, 2002.

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

         The Board of Directors of Hudson City Bancorp also declared a 100 percent stock dividend on its common stock having the effect of a two-for-one stock split. Stockholders of record on May 24, 2002 will receive one additional share of common stock for every share of common stock held on that date. The stock dividend will be paid on June 17, 2002, at which time certificates for the new shares will be distributed to stockholders. Cash paid in lieu of fractional shares will be based on the average of the high and low bids on the record date, as adjusted for the split. There were 98,541,910 shares of common stock outstanding at March 31, 2002. As a result of the stock dividend, there will be 197,083,820 shares of common stock outstanding of which Hudson City, MHC, the parent of Hudson City Bancorp, will own 122,576,600 shares. The $0.16 per share cash dividend will be paid only on the shares outstanding prior to the stock dividend.



         "Our growth in earnings was the result of very favorable interest rate spreads, customer-focused balance sheet growth and continued emphasis on expense control," said Ronald E. Hermance, Jr., President and Chief Executive Officer. The improved interest rate spread resulted primarily from the decline in short-term interest rates and the steepening of the yield curve during 2001. The balance sheet growth occurred primarily in our core investments of mortgage loans and mortgage-backed securities and was funded by growth in customer deposits and long-term borrowings. Mr. Hermance also stated, "We are proud to present to our stockholders a ninth straight quarterly increase in cash dividends and a 100% stock dividend, both of which are recognition to our stockholders of the Company's increased value."





ANNUAL MEETING

         Hudson City Bancorp has scheduled its 2002 Annual Meeting of Stockholders for May 10, 2002. The voting record date for stockholders was March 22, 2002.



STATEMENT OF FINANCIAL CONDITION SUMMARY

         Total assets increased $868.7 million, or 7.6%, to $12.30 billion at March 31, 2002 from $11.43 billion at December 31, 2001. The increase in total assets reflects an increase in loans of $448.1 million and an increase in mortgage-backed securities of $332.2 million. Hudson City Bancorp originated and purchased first mortgage loans of approximately $989.8 million and $331.8 million, respectively, for the three month periods ended March 31, 2002 and 2001. Loan originations and purchases were concentrated primarily in one- to four-family mortgage loans.

         Total liabilities increased $860.9 million, or 8.5%, to $11.00 billion at March 31, 2002 from $10.14 billion at December 31, 2001. The increase in total liabilities reflects an increase in total deposits of $338.6 million and an increase in borrowed funds of $500.0 million. The increase in total deposits primarily reflected an increase in time deposits of $219.7 million. The increase in borrowed funds was the result of securing longer-term borrowings at favorable fixed interest rates to fund the growth in our longer-term fixed-rate mortgage portfolio.



         Total stockholders' equity increased $7.8 million, or 0.6%, to $1.30 billion at March 31, 2002 from $1.29 billion at December 31, 2001. The increase in stockholders' equity was the result of net income of $43.6 million offset by $14.2 million of cash dividends declared and paid to common stockholders and repurchases of our common stock at an aggregate cost of $22.8 million. As of March 31, 2002, there remain 4,018,134 shares authorized to be purchased under our current stock repurchase program. Our stockholders' equity to asset ratio at March 31, 2002 was 10.55%.



STATEMENT OF INCOME SUMMARY

         Total interest and dividend income for the three months ended March 31, 2002 increased $21.3 million, or 12.7%, to $188.6 million compared with $167.3 million for the three months ended March 31, 2001. This increase was primarily due to an increase in the average balance of total interest-earning assets of $2.32 billion, or 24.8%, to $11.66 billion for the three month period ended March 31, 2002 compared with the corresponding 2001 period. This increase primarily reflected an increase in the average balance of first mortgage loans of $1.25 billion and an increase in the average balance of mortgage-backed securities of $1.73 billion, offset in part by a decrease in the average balance of investment securities of $644.0 million. The annualized yield on total average interest-earning assets decreased 70 basis points to 6.47% for the three month period ended March 31, 2002 from 7.17% for the three month period ending March 31, 2001, primarily due to the lower interest rate environment experienced during 2001. The annualized yield on first mortgage loans and mortgage-backed securities decreased 43 basis points and 106 basis points, respectively, for the first quarter of 2002 compared with the corresponding 2001 quarter.


         Total interest expense for the three months ended March 31, 2002 decreased $3.3 million, or 3.3%, to $97.2 million compared with $100.5 million for the corresponding period of 2001, notwithstanding an overall increase in interest-bearing liabilities. This decrease was due to a decrease in the annualized average cost of total interest-bearing liabilities of 141 basis points to 3.89% for the three month period ended March 31, 2002 compared with 5.30% for the three month period ended March 31, 2001. The lower annualized average cost of total interest-bearing liabilities was primarily due to the lower interest rate environment experienced during 2001. The annualized average cost of interest-bearing deposits and borrowed funds decreased 160 basis points and 104 basis points to 3.54% and 5.02%, respectively, for the three month periods ended March 31, 2002 compared with the corresponding 2001 period. The average balance of total interest-bearing liabilities increased $2.44 billion, or 31.7% to $10.13 billion for the three month period ended March 31, 2002 compared with the corresponding 2001 period. The increase in the average balance of interest-bearing liabilities reflected an increase in the average balance of borrowed funds of $1.02 billion and an increase in the average balance of time deposits of $1.24 billion for the three month period ended March 31, 2002 compared with the prior year quarter.

         Net interest income for the three months ended March 31, 2002 increased $24.6 million, or 36.8%, to $91.4 million compared with $66.8 million for the corresponding period of 2001. Our net interest rate spread was 2.58% for the first quarter of 2002 compared with 1.87% for the corresponding period in 2001. For the first quarter of 2002, our net interest margin, determined by dividing annualized net interest income by total average interest-earning assets, was 3.09% compared with 2.80% for the corresponding 2001 period.

         The provision for loan losses for the three months ended March 31, 2002 was $525,000 compared with $450,000 for the corresponding 2001 period. Net charge-offs for the first quarter of 2002 were $2,000 compared with net charge-offs of $6,000 during the corresponding 2001 period. As a result, the allowance for loan losses increased $0.5 million to $24.5 million at March 31, 2002 compared with $24.0 million at December 31, 2001. Non-performing loans at March 31, 2002 were $17.9 million compared with $15.6 million at December 31, 2001.

         Non-interest income for the three months ended March 31, 2002 and 2001 was $1.2 million and $1.1 million, respectively. Non-interest income consists primarily of service charges and fees on deposit accounts. Total non-interest expense for the three months ended March 31, 2002 and 2001 was $24.2 million and $19.7 million, respectively. Non-interest expense consists primarily of salary and employee benefits, net occupancy expense and other expenses. Our efficiency ratio for the first quarter of 2002 was 26.11% compared with 29.07% for the first quarter of 2001. Our annualized ratio of non-interest expense to average total assets for the first quarter of 2002 was 0.81% compared with 0.83% for the corresponding period in 2001.

         Income tax expense for the three months ended March 31, 2002 was $24.3 million compared with $17.0 million for the corresponding 2001 period. The effective tax rate for the first quarter of 2002 was 35.78% compared with 35.65% for the corresponding 2001 period.

         Hudson City Bancorp maintains its corporate offices in Paramus, New Jersey. Hudson City Savings Bank is the largest savings bank based in New Jersey. Hudson City Savings currently operates 81 full-service branches in fourteen New Jersey counties and has 1,012 full-time equivalent employees. The Federal Deposit Insurance Corporation insures Hudson City Savings' deposits.

THIS RELEASE MAY CONTAIN CERTAIN "FORWARD LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, AND MAY BE IDENTIFIED BY THE USE OF SUCH WORDS AS "BELIEVE," "EXPECT," "ANTICIPATE," "SHOULD," "PLANNED," "ESTIMATED," AND "POTENTIAL." EXAMPLES OF FORWARD LOOKING STATEMENTS INCLUDE, BUT ARE NOT LIMITED TO, ESTIMATES WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS OF HUDSON CITY BANCORP THAT ARE SUBJECT TO VARIOUS FACTORS WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THESE ESTIMATES. THESE FACTORS INCLUDE, BUT ARE NOT LIMITED TO, GENERAL ECONOMIC AND MARKET CONDITIONS, LEGISLATIVE AND REGULATORY CONDITIONS, CHANGES IN INTEREST RATES THAT ADVERSELY AFFECT HUDSON CITY BANCORP'S

INTEREST RATE SPREAD, CHANGES IN DEPOSIT FLOWS, LOAN DEMAND OR REAL ESTATE VALUES AND OTHER ECONOMIC, GOVERNMENTAL, COMPETITIVE, REGULATORY AND TECHNOLOGICAL FACTORS THAT MAY AFFECT HUDSON CITY BANCORP'S OPERATIONS.

                                  TABLES FOLLOW

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


                                  HUDSON CITY BANCORP, INC. AND SUBSIDIARY
                                CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                                        MARCH 31,          DECEMBER 31,
                                                                                          2002                2001
                                                                                    ------------------   ----------------
                                                                                       (UNAUDITED)
                                                                                                 (IN THOUSANDS)
ASSETS:
Cash and due from banks .......................................................   $     82,829              $     84,214
Federal funds sold ............................................................         62,700                    17,600
                                                                                  ------------              ------------
      Total cash and cash equivalents .........................................        145,529                   101,814
Investment securities held to maturity ........................................          1,441                     1,441
Investment securities available for sale ......................................        190,907                   167,427
Federal Home Loan Bank of New York stock ......................................         90,000                    81,149
Mortgage-backed securities held to maturity ...................................      4,600,112                 4,478,488
Mortgage-backed securities available for sale .................................        741,293                   530,690
Loans .........................................................................      6,416,264                 5,968,171
      Less:
            Deferred loan fees ................................................         10,713                    12,060
            Allowance for loan losses .........................................         24,533                    24,010
                                                                                  ------------              ------------
                 Net loans ....................................................      6,381,018                 5,932,101
Foreclosed real estate, net ...................................................            566                       250
Accrued interest receivable ...................................................         64,020                    61,808
Banking premises and equipment, net ...........................................         34,347                    31,363
Other assets ..................................................................         46,244                    40,237
                                                                                  ------------              ------------
                 Total Assets .................................................   $ 12,295,477              $ 11,426,768
                                                                                  ============              ============
LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits:
      Interest-bearing ........................................................   $  7,869,656              $  7,537,103
      Noninterest-bearing .....................................................        381,724                   375,659
                                                                                  ------------              ------------
            Total deposits ....................................................      8,251,380                 7,912,762
Borrowed funds ................................................................      2,650,000                 2,150,000
Accrued expenses and other liabilities ........................................         97,534                    75,270
                                                                                  ------------              ------------
            Total liabilities .................................................     10,998,914                10,138,032
                                                                                  ------------              ------------
Common stock, $0.01 par value, 800,000,000 shares authorized;
      115,638,300 shares issued, 98,541,910 shares outstanding at
      March 31, 2002 and 99,158,700 shares outstanding at
      December 31, 2001 .......................................................          1,156                     1,156
Additional paid-in capital ....................................................        526,487                   526,855
Retained earnings .............................................................      1,201,520                 1,172,164
Treasury stock, at cost; 17,096,390 shares at March 31, 2002 and
      16,479,600 shares at December 31, 2001 ..................................       (360,428)                 (340,716)
Unallocated common stock held by the employee stock ownership plan ............        (52,945)                  (53,435)
Unearned common stock held by the recognition and retention plan ..............        (20,158)                  (22,132)


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


Accumulated other comprehensive income, net of tax ............................            931                     4,844
                                                                                  ------------              ------------
            Total stockholders' equity ........................................      1,296,563                 1,288,736
                                                                                  ------------              ------------
                 Total Liabilities and Stockholders' Equity ...................   $ 12,295,477              $ 11,426,768
                                                                                  ============              ============


                               HUDSON CITY BANCORP, INC. AND SUBSIDIARY

                                   CONSOLIDATED STATEMENTS OF INCOME

                                              (UNAUDITED)

                                                                            FOR THE THREE MONTHS

                                                                               ENDED MARCH 31,
                                                                    -------------------------------------
                                                                         2002                   2001
                                                                    ----------------       --------------
                                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest and Dividend Income:
       Interest and fees on first mortgage loans ...............     $    105,557          $     88,711
       Interest and fees on consumer and other loans ...........            2,608                 3,007
       Interest on mortgage-backed securities held to maturity .           68,995                59,849
       Interest on mortgage-backed securities available for sale            7,446                  --
       Interest on investment securities held to maturity:
            Taxable ............................................               17                    17
            Exempt from federal taxes ..........................                6                     6
       Interest and dividends on investment securities available
            for sale-taxable ...................................            2,571                12,692
       Dividends on Federal Home Loan Bank of New York stock ...              909                 1,292
       Interest on federal funds sold ..........................              480                 1,727
                                                                     ------------          ------------

                Total interest and dividend income .............          188,589               167,301
                                                                     ------------          ------------

Interest Expense:
       Interest on deposits ....................................           67,538                79,882
       Interest on borrowed funds ..............................           29,660                20,626
                                                                     ------------          ------------

                Total interest expense .........................           97,198               100,508
                                                                     ------------          ------------

                    Net interest income ........................           91,391                66,793

Provision for Loan Losses ......................................              525                   450
                                                                     ------------          ------------

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

                    Net interest income after provision for loan
                    losses......................................           90,866                66,343
                                                                     ------------          ------------

Non-Interest Income:
       Service charges and other income ........................            1,172                 1,052
                                                                     ------------          ------------
                Total non-interest income ......................            1,172                 1,052
                                                                     ------------          ------------

Non-Interest Expense:
       Salaries and employee benefits ..........................           16,186                12,941
       Net occupancy expense ...................................            3,573                 3,463
       Federal deposit insurance assessment ....................              342                   329
       Computer and related services ...........................              310                   250
       Other expense ...........................................            3,758                 2,739
                                                                     ------------          ------------
                Total non-interest expense .....................           24,169                19,722
                                                                     ------------          ------------

                    Income before income tax expense ...........           67,869                47,673

Income Tax Expense .............................................           24,283                16,996
                                                                     ------------          ------------

                    Net income .................................     $     43,586          $     30,677
                                                                     ============          ============

Basic Earnings Per Share .......................................     $       0.47          $       0.30
                                                                     ============          ============

Diluted Earnings Per Share .....................................     $       0.45          $       0.29
                                                                     ============          ============

Weighted Average Number of Common Shares Outstanding:
                    Basic ......................................       93,559,656           103,983,274

                    Diluted ....................................       95,977,609           105,403,708


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

                               HUDSON CITY BANCORP, INC. AND SUBSIDIARY

                                  CONSOLIDATED AVERAGE BALANCE SHEETS

                                              (UNAUDITED)

                                                                     FOR THE THREE MONTHS ENDED MARCH 31,
                                                     ---------------------------------------------------------------------------
                                                                  2002                                     2001
                                                     ----------------------------------    -------------------------------------
                                                                                 AVERAGE                                AVERAGE
                                                     AVERAGE                     YIELD/        AVERAGE                    YIELD/
                                                     BALANCE        INTEREST      COST         BALANCE      INTEREST      COST
                                                     ----------     ----------  ---------     -----------   ---------  -----------
                                                                              (DOLLARS IN THOUSANDS)

ASSETS:
-------
Interest-earnings assets:
     First mortgage loans, net (1)................... $   5,996,018  $   105,557    7.04%    $   4,751,156  $   88,711     7.47%
     Consumer and other loans........................       144,704        2,608    7.21           150,952       3,007     7.97
     Federal funds sold..............................       125,141          480    1.56           132,458       1,727     5.29
     Mortgage-backed securities at amortized cost....     5,138,997       76,441    5.95         3,413,288      59,849     7.01
     Federal Home Loan Bank stock....................        82,841          909    4.39            74,130       1,292     6.97
     Investment securities at amortized cost.........       174,255        2,594    5.95           818,268      12,715     6.22
                                                        -----------    ---------               -----------    --------
         Total interest-earning assets...............    11,661,956      188,589    6.47         9,340,252     167,301     7.17
                                                                       ---------

Noninterest-earnings assets..........................       238,200                                182,755
                                                        -----------                            -----------
         Total Assets................................   $11,900,156                            $ 9,523,007
                                                        ===========                            ===========
LIABILITIES AND STOCKHOLDERS' EQUITY:
-------------------------------------
Interest-bearing liabilities:
     Savings accounts................................ $     832,464        4,257    2.07     $     756,788       4,321     2.32
     Interest-bearing demand accounts................       101,499          347    1.39            93,858         373     1.61
     Money market accounts...........................       546,823        2,857    2.12           446,995       2,636     2.39
     Time deposits...................................     6,250,378       60,077    3.90         5,009,819      72,552     5.87
                                                        -----------    ---------               -----------
         Total interest-bearing deposits.............     7,731,164       67,538    3.54         6,307,460      79,882     5.14
     Borrowed funds..................................     2,396,666       29,660    5.02         1,380,556      20,626     6.06
                                                        -----------    ---------               -----------
         Total interest-bearing liabilities..........    10,127,830       97,198    3.89         7,688,016     100,508     5.30
                                                        -----------    ---------               -----------
Noninterest-bearing liabilities:
     Noninterest-bearing deposits....................       382,210                                327,820
     Other noninterest-bearing liabilities...........        97,044                                 80,456
                                                        -----------                            -----------
         Total noninterest-bearing liabilities.......       479,254                                408,276
                                                        -----------                            -----------
     Total liabilities...............................    10,607,084                              8,096,292
     Stockholders' equity............................     1,293,072                              1,426,715
                                                        -----------                            -----------
         Total Liabilities and Stockholders' Equity..   $11,900,156                          $   9,523,007
                                                        ===========                            ===========
Net interest income/net interest rate spread (2).....                 $   91,391    2.58%                    $  66,793     1.87%
                                                                       =========                             =========
Net interest-earning assets/net interest margin (3)..  $  1,534,126                 3.09%    $   1,652,236                 2.80%
                                                        ===========                            ===========
Ratio of interest-earning assets to interest-bearing
     liabilities.....................................                               1.15x                                  1.21x
-----------------------------------------------------

(1) Amount is net of deferred loan fees and allowance for loan losses and includes non-performing loans.

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


(2) Determined by subtracting the annualized weighted average cost of total interest-bearing liabilities from the annualized weighted average yield on total interest-earning assets.

(3) Determined by dividing annualized net interest income by total average interest-earning assets.




                    HUDSON CITY BANCORP, INC. AND SUBSIDIARY

                         SELECTED PERFORMANCE RATIOS (1)

                                   (UNAUDITED)

                                                     FOR THE THREE MONTHS
                                                       ENDED MARCH 31,
                                               -------------------------------
                                                  2002                 2001
                                               ----------        -------------

Return on average assets .................        1.47%               1.29%

Return on average stockholders' equity ...       13.48                8.60

Net interest rate spread .................        2.58                1.87

Net interest margin ......................        3.09                2.80

Non-interest expense to average assets ...        0.81                0.83

Efficiency ratio (2) .....................       26.11               29.07

Dividend payout ratio ....................       31.91               33.33

Cash dividends declared per common share .   $    0.15            $   0.10

------------------------------------------------
  (1)     Ratios are annualized where appropriate.
  (2) Determined by dividing total non-interest expense by the sum of net interest income and total non-interest income, adjusted to exclude net gains or losses on securities transactions.


                               HUDSON CITY BANCORP, INC. AND SUBSIDIARY

                                       SELECTED FINANCIAL RATIOS

                                              (UNAUDITED)

                                                                AT OR FOR THE            AT OR FOR THE
                                                                 PERIOD ENDED            PERIOD ENDED
                                                                  MARCH 31,              DECEMBER 31,
                                                                     2002                    2001
                                                               -----------------       ------------------

ASSET QUALITY RATIOS:

       Non-performing loans to total loans ...............         0.28%                      0.26%

       Non-performing assets to total assets .............         0.15                       0.14

       Allowance for loan losses to non-performing loans .       136.99                     153.44

       Allowance for loan losses to total loans ..........         0.38                       0.40


CAPITAL RATIOS:

       Average stockholders' equity to average assets ....        10.87%                     13.05%

       Stockholders' equity to assets ....................        10.55                      11.28

       Book value per common share .......................     $  13.89                    $ 13.74


REGULATORY CAPITAL RATIOS:

       BANCORP:

       Leverage capital ..................................        10.89%                     11.55%

       Total risk-based capital ..........................        32.34                      34.66

       BANK:

       Leverage capital ..................................        10.00%                     10.64%

       Total risk-based capital ..........................        29.75                      31.96




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